                                                              Exhibit (h)(4)(ii)

                               January 23, 1999


Wayne Hummer Management Company
300 South Wacker Drive
Chicago, Illinois  60606

Ladies and Gentlemen:

     This is to advise you that Wayne Hummer Investment Trust (the "Fund") has established a new series of shares to be known as Wayne Hummer Money Market Fund. In accordance with the contemplation of adding portfolios in the third WHEREAS clause of the Portfolio Accounting Services Agreement dated November 1, 1994 (the "Agreement") among the Fund, Wayne Hummer Money Fund Trust and Wayne Hummer Management Company, the Fund hereby requests that you provide portfolio accounting services for the new series under the terms of the Agreement.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

                                                   WAYNE HUMMER INVESTMENT TRUST



                                                   By: /s/ Philip M. Burno
                                                     ---------------------------
                                                     Phillip M. Burno, Chairman

Agreed to this 23rd day of January, 1999.

WAYNE HUMMER MANAGEMENT COMPANY



By: /s/ Thomas J. Rowland
  --------------------------------------
  Chief Executive Officer